Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective this 7th day of September 2007 by and between Natalie Schramm (hereinafter referred to as “Employee”) and Peninsula Gaming, LLC, a Delaware limited liability company (hereinafter referred to as “Employer”).

WHEREAS, the Employer and the Employee are parties to an Employment Agreement, dated as of November 29, 2004 (the “Original Agreement”) and desire to enter into this amended and restated employment agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises made in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, the parties hereby agree that, effective as of November 29, 2004, the Original Agreement be, and hereby is, amended and restated in its entirety as set forth below:

1.                                       TERM OF AGREEMENT.  The term of the Agreement shall be for an initial three (3) year period commencing July 1, 2004 through June 30, 2007 (the “Initial Term”) and shall be renewed for a three (3) year period commencing July 1, 2007 through June 30, 2010 (the “Renewal Term”).  This Agreement shall automatically renew and continue for successive one-year terms commencing at the end of the Renewal Term and every year thereafter, unless either party gives the other party written notice of the party’s intention not to renew this Agreement for a further one-year term at least thirty (30) days prior to the expiration of a term, unless terminated by agreement of the parties or pursuant to Section 2 of this Agreement (the Initial Term and the Renewal Term, together with any subsequent renewal period, hereinafter referred to as the “Term”).

2.                                       TERMINATION.  This Agreement may be terminated at any time before any expiration date by the agreement of the parties, and may be terminated by Employee at any time upon ninety (90) days advance written notice to the Chief Executive Officer of the Employer (the “CEO”).  In the event that this Agreement is terminated by Employee pursuant to the immediately preceding sentence upon ninety (90) advance written notice, Employee shall be entitled to continue receiving her regular salary for so long as Employee is permitted to and actually continues to render services to Employer during such ninety (90) day period following such notice.  If Employee is directed by Employer to cease work prior to expiration of such ninety (90) day period, Employee shall nevertheless be entitled to receive her regular salary for such period.  In addition, this Agreement may be terminated by the Employer immediately upon the occurrence of any of the following events:  (a) Employee’s death, (b) Employee becoming physically or mentally disabled (a “Disability”), which Disability renders Employee unable to perform, as certified by a mutually agreeable competent medical physician, a substantial portion of Employee’s duties hereunder for a continuous period of sixty (60) days or a total of ninety (90) days in any three hundred sixty-five (365) day period, (c) Employee’s commission of an act of embezzlement, fraud, misappropriation against the Employer, (d) Employee’s conviction of, or entry of a plea of guilty or nolo contendere or its equivalent of, a felony, (e) Employee’s continued neglect or failure to discharge Employee’s duties or responsibilities or the repeated taking of any action prohibited by Employee’s immediate supervisor, the managing member or the board of managers of the Employer materially affecting the fundamental operating results of the Employer, or Employee’s engagement of conduct injurious to the Employer or having an adverse effect on the Employer’s reputation or business operations, all of which threatens or is likely to threaten the licensed status of the Employee or the Employer, (f) the revocation, suspension for more than thirty (30) days, or voluntary relinquishment of any gaming license necessary for the performance of Employee’s duties hereunder or (g) Employee’s breach or violation of any material term or material provision of this Agreement (clauses (a) through (g) collectively, “Cause”); provided, however, that in the case of clauses (e), (f) and (g) of this Section 2, Employee shall be entitled to thirty (30) days notice of termination, during which thirty (30) day period Employee shall have the right to remedy any such breach or default, but in no event will Employee be entitled to more than one thirty (30) day notice for breach of violation of the same offense; subsequent commission of the same offense shall warrant immediate termination.  In the event of a termination of this Agreement by Employer, other than for Cause or upon a Change of Control (as defined below), during any Term of this Agreement, Employee shall be entitled to receive as severance pay the greater of (a) the balance of base compensation due to Employee for the remainder of the Term or (b) twelve month’s compensation, which payments shall be made as they would otherwise have become due under the payroll schedule of Employer.  Under such circumstances, Employee shall also be entitled to receive a prorated share of the cash bonus to which Employee otherwise would be entitled had Employee’s employment continued to the end of the Term, as provided in Section 4(a).  In addition, the employee shall also be entitled to receive the immediate payment for the value of all Granted Units previously vested, as described in Section 4(b) below.

3.                                       DUTIES.  Employee shall carry out the duties and responsibilities generally as identified as the Chief Financial Officer of the Employer.  Employer acknowledges and agrees that Employee, in her sole discretion, shall set the time period, number of hours and location that Employee works in carrying out her duties under this Agreement.  Employer further acknowledges and agrees that Employee may provide consulting and other services to third parties, provided that such services do not significantly interfere with the performance of Employee’s duties under this Agreement, and further provided that such services would not result in a breach by Employee of Section 7 of this Agreement.

4.                                       COMPENSATION AND BENEFITS.

a.                                       Employee shall be paid by Employer (i) as compensation for her services for the twelve month period commencing on the date hereof, the base annual salary of Two Hundred Fifty-Three Thousand Seven Hundred and Fifty-Five Dollars ($253,755).  Employee’s base annual salary shall be reviewed on January 1st of each year of service and adjusted upward annually by not less than five percent (5%) of the prior year’s compensation.  In addition to the base salary, upon January 1st of each year of service with the Employer, Employee shall be entitled to receive a cash bonus payable by the Employer based on Employee’s performance during the previous calendar year, which shall be consistent with past practices and/or the bonus plan in place for similarly situated executive officers of the Employer.  If this Agreement is terminated prior to completion of any Term, Employee shall be eligible for a prorated bonus at termination.

b.                                      During the Initial Term, Employee was given an initial grant, under the incentive unit plan of Peninsula Gaming Partners, LLC (“PGP”), of a profits interest representing 1.5% of its outstanding capital interests on a fully diluted basis (the “Granted Units”).  All Granted Units that have vested in accordance with their terms, shall, upon the request of the Employee, be redeemed by the Employer for cash at fair market value, within ninety (90) days of the date of such request.  For the purpose of determining “fair market value” in connection with any redemption hereunder, “fair market value” shall be determined by the Board of Managers of PGP (the “Board”) in its reasonable discretion, provided, however, that if Employee in good faith disagrees with the determination of the Board and communicates such disagreement in writing to the Board not later than three (3) business days after receipt of such determination, and during the following ten (10) business day period Employee and the Board are unable to mutually agree on a fair market value, Employee shall be entitled to select an independent appraiser, reasonably acceptable to Employer to determine such fair market value, which determination shall be final and binding on the parties.  If the determination of the independent appraiser selected by the parties differs in an amount greater than 10% of the initial determination of the Board, then the cost of such appraisal shall be borne by Employer, otherwise such cost shall be borne by Employee.

c.                                       To the extent not inconsistent with Employee’s status as a salaried employee under a continuing contract, Employee shall be entitled to all benefits accorded executive officers of Employer in accordance with the terms of the Employer’s personnel policies, including a deferred compensation plan to be implemented by Employer.  At a minimum, benefits shall include health insurance and a life insurance policy from an AM Best A rated company for the face amount of one million dollars ($1,000,000).

5.                                       CHANGE OF CONTROL OF EMPLOYER.  If a Change of Control of Employer shall occur, Employer shall pay Employee an amount equal to (i) twelve (12) months’ pay based on the annual compensation provided to Employee pursuant to Section 4(a), including all benefits accrued as of such date and (ii) the average of the bonuses received in the two calendar years immediately preceding the calendar year in which the Change of Control occurred.

For purposes of this Agreement, a “Change of Control” of Employer shall be deemed to occur when (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding Employee or any affiliate of Employee, PGP, any affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933 (an “Affiliate”) of PGP or any employee benefit plan sponsored or maintained by PGP or any Affiliate of PGP (including any trustee of such plan acting as trustee)) becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of equity interests of Employer representing 25% or more of the combined voting power of Employer’s then outstanding equity interests; or (ii) any merger or consolidation of Employer with or into any person or entity or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of Employer and/or its subsidiaries, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) is or becomes the

“beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of the outstanding voting equity interests of the transferee(s) or surviving entity or entities.

6.                                       INDEMNIFICATION.  Employer shall indemnify, defend and hold and save Employee, her heirs, administrators or executors and each of them harmless from any and all actions and causes of action, claims, demand, liabilities, losses, damages or expenses, of whatsoever kind and nature, including judgments, interest and reasonable attorney’s fees and all other reasonable costs, expenses and charges which Employee, her heirs, administrators or executors and each of them shall or may at any time or from time to time, subsequent to the effective date of this Agreement, sustain or incur, or become subject to by reason of any claim or claims against Employee, her heirs, administrators or executors and each of them while acting within the scope of her employment, except for gross negligence, misconduct or criminal acts or omissions on the part of the Employee, and provided that Employee, her heirs, administrators or executors or one of them properly and promptly notifies Employer of adverse claims or threatened or actual lawsuits.  Employee, her heirs, administrators or executors as appropriate, shall provide complete cooperation to Employer, its attorneys and agents in such case to the extent possible.

7.                                       CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION.

a.                                       Both parties acknowledge that the Employee’s position is one of considerable responsibility and requires considerable training, relationships and contacts with customers, clients and potential customers and clients, and experience that it will take a substantial amount of Employer’s time to replace an employee who has received such training, relationships, contacts and experience as are typically afforded by Employer; and

b.                                      As a condition of employment and continued employment of Employee by Employer, the parties mutually agree that confidentiality of material matters is required in connection with the business of Employer and in connection with the operations and the names of Employer’s customers and clients, and that accordingly, it is vital that Employer be protected from direct or indirect competition from key employees whose employment might be terminated by or from Employer, said protection required during employment and for a reasonable period of time after termination thereof.

c.                                       It is hereby agreed by and between the parties that, as a part of the valuable consideration of the employment and continued employment of Employee by Employer:

(1)                                  That Employee shall treat and keep secret all material matters relating directly or indirectly to the business of Employer, including but not limited to, the content of all manuals, memoranda, production, marketing, promotional and training materials, financial statements, sales and operations records, business methods, systems and forms, production records, billing rates, cost rates, employee salaries and work histories, customer and client lists, mailing lists, processes, inventions, formulas, job production and cost records, special terms with customers and clients or any other material information relative to the past, present or prospective customers and operations as completely confidential information entrusted to her solely for use in her capacity as an employee of Employer.  Employee further agrees not to keep and/or use any papers, records, or any information whatsoever relative to any of the matters referred to in the preceding sentence, nor shall Employee furnish, make available or otherwise divulge such information to any person during or after her employment by Employer, unless specifically instructed to do so in writing signed by the CEO.

(2)                                  That if (i) Employee shall voluntarily, or (ii) for any reason other than in connection with a Change of Control, Employer shall terminate Employee, it is specifically agreed and understood that Employee, for a period of one (1) year from the date of termination, shall not, within a radius of one hundred (100) miles of Dubuque, Iowa, Opelousas, Louisiana or Northwood, Iowa and/or any other gaming entities operated by Employer (the “Territories”), directly or indirectly engage in, be interested in, or in any manner whatsoever be connected with any casino located within the Territory.

(3)                                  That if for any reason Employee shall voluntarily or involuntarily terminate her employment or Employer shall terminate Employee, it is specifically agreed and understood that Employee, for a period of one (1) year from the date of termination, shall not, directly or indirectly, in any capacity whatsoever, hire or solicit for employment any employee of Employer.

8.                                       ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral agreement between the parties and terminates and cancels the Original Agreement.

9.                                       AMENDMENTS.  This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

10.                                 SEVERABILITY.  If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

11.                                 WAIVER OF CONTRACTUAL RIGHT.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

12.                                 APPLICABLE LAW.  This Agreement shall be governed by the laws of the State of Iowa.

13.                                 REPRESENTATION.  The undersigned persons executing this Agreement for and on behalf of Employer as its sole Managing Member and as its General Manager represent that they are fully authorized to sign this Agreement for and on behalf of Employer, and Employee may rely upon this representation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

EMPLOYER:

Peninsula Gaming, LLC

By:
Name:
Title:

EMPLOYEE:

Natalie Schramm